Exhibit 99.1

THE CLIMATE CORPORATION

2006 STOCK PLAN

(as amended on October 30, 2013)

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company’s business. The Plan permits the grant of Options, Stock Purchase Rights, and Restricted Stock Units as the Administrator may determine.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

(b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options, Stock Purchase Rights, or Restricted Stock Units are granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, except that any change in the beneficial ownership of the securities of the Company as a result of a private financing of the Company that is approved by the Board, shall not be deemed to be a Change in Control; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) If the Company has filed a registration statement declared effective pursuant to Section 12(g) of the Exchange Act with respect to any of the Company’s securities, a change in the composition of the Board occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

For the avoidance of doubt, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Notwithstanding the foregoing, “Change in Control” shall have the meaning ascribed to the term “Change of Control” pursuant to the Monsanto Company 2005 Long-Term Incentive Plan (as amended and restated effective as of January 24, 2012) for the purposes of any grants of awards made on, in connection with, in anticipation of or following the closing of the Merger (as defined below).

(e) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.

(f) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(g) “Common Stock” means the Common Stock of the Company.

(h) “Company” means The Climate Corporation, a Delaware corporation, provided, that after the effective time of the transactions (the “Merger”) contemplated by that certain Agreement and Plan of Merger entered into among The Climate Corporation, Monsanto Company and others as of October 1, 2013 (the “Merger Agreement”), “Company” shall mean Monsanto Company.

(i) “Consultant” means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

(j) “Director” means a member of the Board.

(k) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(l) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Exchange Program” means a program under which (i) outstanding Options are surrendered or cancelled in exchange for Options of the same type (which may have lower or higher exercise prices and different terms), Options of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Option is reduced. The terms and conditions of any Exchange Program shall be determined by the Administrator in its sole discretion.

(o) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value shall be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported); or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(p) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(q) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(r) “Option” means a stock option granted pursuant to the Plan.

(s) “Option Agreement” means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(t) “Optioned Stock” means the Common Stock subject to an Option or a Stock Purchase Right.

(u) “Optionee” means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

(v) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(w) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(x) “Participant” means an Optionee or the holder of Restricted Stock Units.

(y) “Plan” means this 2006 Stock Plan.

(z) “Restricted Stock” means Shares issued pursuant to a Stock Purchase Right or Shares of restricted stock issued pursuant to an Option.

(aa) “Restricted Stock Purchase Agreement” means a written or electronic agreement between the Company and the Participant evidencing the terms and restrictions applying to Shares purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the notice of grant.

(bb) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(cc) “Restricted Stock Unit Agreement” means a written or electronic agreement between the Company and the Participant evidencing the terms and restrictions applying to awards of Restricted Stock Units. The Restricted Stock Unit Agreement is subject to the terms and conditions of the Plan.

(dd) “Securities Act” means the Securities Act of 1933, as amended.

(ee) “Service Provider” means an Employee, Director or Consultant.

(ff) “Share” means a share of the Common Stock, as adjusted in accordance with Section 12 below.

(gg) “Stock Purchase Right” means a right to purchase Common Stock pursuant to Section 7 below.

(hh) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be subject to Options, Stock Purchase Rights, or Restricted Stock Units and sold under the Plan is 22,700,000 Shares; for the avoidance of doubt, such Shares are shares of common stock of The Climate Corporation prior to the assumption of the Plan by Monsanto Company in accordance with Section 12 hereof. The Shares may be authorized but unissued, or reacquired Common Stock.

If an Option, Stock Purchase Right, or Restricted Stock Unit expires or becomes unexercisable without having been exercised in full, or is repurchased by the Company, or is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock Units, is forfeited to the Company due to the failure to vest, the unpurchased Shares (or, with respect to

Restricted Stock Units, the forfeited or repurchased Shares) that were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of either an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares issued pursuant to awards of Restricted Stock or Restricted Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company due to the failure to vest, such Shares shall become available for future grant under the Plan.

4. Administration of the Plan.

(a) Administrator. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Options, Stock Purchase Rights, and Restricted Stock Units may from time to time be granted hereunder;

(iii) to determine the number of Shares to be covered by each such award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options, Stock Purchase Rights, or Restricted Stock Units may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option, Stock Purchase Right, or award of Restricted Stock Units or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) to institute an Exchange Program;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii) to modify or amend each Option, Stock Purchase Right, or award of Restricted Stock Units (subject to Section 20(c) of the Plan);

(ix) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Restricted Stock Units previously granted by the Administrator; and

(x) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

(c) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants.

5. Eligibility. Nonstatutory Stock Options, Stock Purchase Rights, and Restricted Stock Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Term of Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

(b) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

(A) In the case of an Incentive Stock Option

a) granted to an Employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the date of grant.

b) granted to any other Employee, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(B) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(C) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above in accordance with and pursuant to a transaction described in Section 424 of the Code.

(ii) Forms of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of, without limitation, (1) cash, (2) check, (3) promissory note to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company, (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, (6) any combination of the foregoing methods of payment, or (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(c) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised, together with any applicable withholding taxes. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within thirty (30) days of termination, or such longer period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). Unless the Administrator provides otherwise, if on the date of termination the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(iii) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within six (6) months of termination, or such longer period of time as specified in the Option Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). Unless the Administrator provides otherwise, if on the date of termination the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(iv) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within six (6) months following Optionee’s death, or such longer period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Optionee’s designated beneficiary, provided such beneficiary has been designated prior to Optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Optionee, then such Option may be exercised by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(v) Incentive Stock Option Limit. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(c)(v), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

7. Stock Purchase Rights.

(a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it shall offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer.

(b) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable within ninety (90) days of the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or Disability). Unless the Administrator provides otherwise, the purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

(c) Terms. The term of each Stock Purchase Right shall be stated in the Restricted Stock Purchase Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof.

(d) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(e) Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have rights equivalent to those of a stockholder and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 12 of the Plan.

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the participant in a Restricted Stock Unit Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the underlying Restricted Stock Unit Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9. Tax Withholding. Prior to the delivery of any Shares pursuant to an Option, Stock Purchase Right, or Restricted Stock Unit (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Option, Stock Purchase Right, or Restricted Stock Unit (or exercise thereof). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, shall determine in what manner it shall allow a Participant to satisfy such tax withholding obligation and may permit the Participant to satisfy such tax withholding obligation, in whole or in part by one (1) or more of the following: (a) paying cash (or by check), (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount statutorily required to be withheld, or (c) selling a sufficient number of such Shares otherwise deliverable to a Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount statutorily required to be withheld.

10. Limited Transferability of Options, Stock Purchase Rights, and Restricted Stock Units. Unless determined otherwise by the Administrator, Options, Stock Purchase Rights, and Restricted Stock Units may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Section 16a-1(h) and Section 16a-1(b) of the Exchange Act, respectively) with respect to such securities, other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Participant, only by the Participant. If the Administrator in its sole discretion makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right may only be transferred (i) by will, (ii) by the laws of descent and distribution, (iii) to family members (within the meaning of Rule 701 of the Securities Act) through gifts or domestic relations orders, or (iv) as otherwise permitted by Rule 701 of the Securities Act.

11. Leaves of Absence.

(a) Unless the Administrator provides otherwise, or except as otherwise required by Applicable Laws, vesting of Options, Stock Purchase Rights, or Restricted Stock Units granted hereunder to officers, Directors and Consultants shall be suspended during any unpaid leave of absence.

(b) A Service Provider shall not cease to be a Service Provider in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.

(c) For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

12. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Option, Stock Purchase Right; or award of Restricted Stock Units, provided, however, that the Administrator shall make such adjustments to the extent required by Section 25102(o) of the California Corporations Code.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Option, Stock Purchase Right, or award of Restricted Stock Units shall terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding Option, Stock Purchase Right, and Restricted Stock Unit shall be treated as the Administrator determines, including, without limitation, that each Option, Stock Purchase Right, and Restricted Stock Unit be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator shall not be required to treat all Options, Stock Purchase Rights, or Restricted Stock Units similarly in the transaction.

Notwithstanding the foregoing, in the event of a Change in Control in which the successor corporation does not assume or substitute for the Options, Stock Purchase Rights, and Restricted Stock Units acquired pursuant thereto, the Participant shall fully vest in and have the right to exercise his or her outstanding Options, Stock Purchase Rights, and Restricted Stock Units as to all of the Shares subject to such Options and Stock Purchase Rights, including Shares as to which such Option or Stock Purchase Right would not otherwise be vested or exercisable, and restrictions on all of the Participant’s Stock Purchase Rights shall lapse. In addition, if an Option or Stock Purchase Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or Stock Purchase Right shall be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and any Option or Stock Purchase Right not assumed or substituted for shall terminate upon the expiration of such period for no consideration, unless otherwise determined by the Administrator.

For the purposes of this Section 12(c), an Option or Stock Purchase Right shall be considered assumed if, following the merger or Change in Control, the Option or Stock Purchase Right confers the right to purchase or receive, for each Share subject to the Option or Stock Purchase Right immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of common stock in the merger or Change in Control.

(d) Merger with Monsanto Company. Monsanto Company shall assume the Plan following the consummation of the Merger, and awards previously granted under the Plan shall be treated in accordance with the Merger Agreement. In accordance with Section 12(a) hereof, the number of Shares reserved hereunder shall be adjusted in accordance with the Option Ratio set forth in the Merger Agreement, and, following such adjustment, each such Share available for issuance hereunder shall be a share of Monsanto Company common stock.

13. Time of Granting Options, Stock Purchase Rights, and Restricted Stock Units. The date of grant of an Option, Stock Purchase Right, or award of Restricted Stock Units shall, for all purposes, be the date on which the Administrator makes the determination granting such Option, Stock Purchase Right, or Restricted Stock Units, or such later date as is determined by the Administrator. Notice of the determination shall be given to each Service Provider to whom an Option, Stock Purchase Right, or award of Restricted Stock Units is so granted within a reasonable time after the date of such grant.

14. No Effect on Employment or Service. Neither the Plan nor any Option, Stock Purchase Right, or award of Restricted Stock Units shall confer upon any participant any right with respect to continuing the participant’s relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate such relationship at any time, with or without cause, and with or without notice.

15. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option, Stock Purchase Right, or award of Restricted Stock Units unless the exercise of such Option, Stock Purchase Right, or award of Restricted Stock Units and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Option, Stock Purchase Right, or Restricted Stock Units the Administrator may require the person exercising such Option, Stock Purchase Right, or Restricted Stock Units to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

16. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17. Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18. Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

19. Term of Plan. Subject to stockholder approval in accordance with Section 18, the Plan shall become effective upon its adoption by the Board. Unless sooner terminated under Section 20, it shall continue in effect for a term of ten (10) years from the later of (a) the effective date of the Plan, or (b) the earlier of the most recent Board or stockholder approval of an increase in the number of Shares reserved for issuance under the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Board shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (which may include e-mail) and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

21. Information to Participants. Beginning on the date that the aggregate number of Participants under this Plan is five hundred (500) or more and until such time as the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or is no longer relying on the exemption provided by Rule 12h-1(f)(1) under the Exchange Act, the Company shall provide to each Participant the information described in paragraphs (e)(3), (4), and (5) of Rule 701 under the Securities Act not less frequently than every six (6) months with the financial statements being not more than 180 days old and with such information provided either by physical or electronic delivery to the Participants or by written notice to the Participants of the availability of the information on an Internet site that may be password-protected and of any password needed to access the information. The Company may request that Participants agree to keep the information to be provided pursuant to this section confidential. If a Participant does not agree to keep the information to be provided pursuant to this section confidential, then the Company will not be required to provide the information.